EXHIBIT 3(a)(2)

PURCHASE POINT MEDIA CORPORATION

STATEMENT OF DESIGNATIONS, PREFERENCES,
AND RIGHTS OF
 CONVERTIBLE PREFERRED STOCK,
SERIES B

Purchase Point Media Corporation, a corporation organized and existing under the laws of the State of Minnesota (this "Corporation"), hereby certifies that pursuant to the authority vested in its Board of Directors in Article V of its Articles of Incorporation, and in accordance with the provisions of Chapter 302A.401, of the Minnesota Statutes 2006, the Board of Directors adopted the following resolution creating a series of its preferred stock, no par value, designated as Convertible Preferred Stock, Series B:

RESOLVED, that a series of the class of authorized preferred stock of this Corporation be hereby created, and that the designation and initial number thereof and the voting powers, preferences and other special rights and restrictions of the shares of such series are as follows:

Section 1
Designation and Initial Number

The shares of preferred stock hereby classified shall be designated the Convertible Preferred Stock, Series B (the "Preferred Stock").  The number of shares of the Preferred Stock shall be 3,000,000.

Section 2
Dividends

The holder ("Holder") of the Preferred Stock shall be entitled to receive cash dividends in any fiscal year only if, and to the extent that, a cash dividend or cash distribution is declared by the Board of Directors and is legally payable on the Preferred Stock under the provisions of the Minnesota Business Corporations Act.

Section 3
Voting Rights

(A)           The shares of the Preferred Stock shall be voting.  Each share of Preferred Stock shall have the number of votes represented by the number of shares of the Corporation’s Common Stock, no par value (“Common Stock”), into which such share of Preferred Stock is convertible following effectiveness of the Reverse Split.  For any voting rights as provided under the Minnesota Business Corporations Act, such shares shall be voted equally with the shares of every other series of preferred stock of this Corporation then outstanding on matters requiring a vote of all holders of preferred stock voting as holders of preferred stock.

(B)           So long as any shares of Preferred Stock shall be outstanding, in addition to any other vote or consent required in the Articles of Incorporation or by law, the consent of the holders of at least 66 2/3% of the shares of the Preferred Stock at the time outstanding, voting as one class, in person or by proxy, either in writing without a meeting or by a vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration, or repeal of any provision of the Articles of Incorporation, or of the By-Laws of this Corporation, which increases the number of authorized shares of any class of this Corporation’s stock, which affects adversely the voting powers, preferences, or other special rights or qualifications, limitations, or restrictions of the Preferred Stock, or which authorizes the issuance of any additional class or series of Preferred Stock which is prior to or equal in right of liquidation preference, voting or dividends to the Preferred Stock.  The filing of a Statement of Designations, Preferences and Rights for another series of preferred stock of this Corporation shall be deemed to be an amendment of the Articles of Incorporation for purposes of this subsection (B).

Section 4
Liquidation Rights

(A)           Upon the dissolution, liquidation or winding up of this Corporation, whether voluntary or involuntary, the Holder shall be entitled to participate ratably, based on the number of shares of Common Stock into which the Preferred Stock is convertible following effectiveness of the Reverse Split, in the distribution of the assets of this Corporation.  For purposes of this Section 4, the merger or consolidation of this Corporation or the sale, lease or conveyance of all or a substantial part of this Corporation's assets shall not be deemed to be a liquidation, dissolution or winding up of this Corporation.  After the payment to the Holder of the full Per Share Liquidation Value provided for in this Section 4, the Holder as such shall have no right or claim to any of the remaining assets of this Corporation.

(B)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of this Corporation which will involve the distribution of assets other than cash, this Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed.  This Corporation shall, upon receipt of such appraiser's valuation give prompt written notice to the Holder of the appraiser's valuation.

Section 5
Conversion

(A)           At the option of the Holder, each share of Preferred Stock shall be convertible into Ten (10) Shares of Common Stock at any time on and after the effectiveness of a one-for-twenty (1:20) reverse split of the outstanding stock of this Corporation to take place following the closing at which the Preferred Stock is issued (the “Reverse Split”), pursuant to the provisions of the Share Exchange and Acquisition Agreement, by and among this Corporation and Power Sports Factory, Inc., dated April 24, 2007, as amended.

(B)           The Preferred Stock shall be automatically converted, without any action on the part of the Holder, into Common Stock of this Corporation, on the basis of one (1) share of Preferred Stock for ten (10) shares of Common Stock, upon the effectiveness of the Reverse Split.

 (C)           With the exception of the adjustment to the outstanding stock of this Corporation to be effected by the Reverse Split, in case at any time this Corporation shall subdivide its outstanding shares of Common Stock into a greater number of shares or issue shares of Common Stock as a dividend on the outstanding shares of Common Stock, the number of shares into which each share of Preferred Stock is convertible shall be proportionately increased, and conversely, in case this Corporation shall combine its outstanding shares of Common Stock into a smaller number of shares, the number of shares into which each share of Preferred Stock is convertible shall be proportionately decreased.

(D)           The Preferred Stock shall not have a sinking fund for the redemption or purchase of shares of Preferred Stock.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on August 28, 2007.

/s/ Albert Folsom
Albert Folsom, President